Exhibit 4.6

CONSENT AND WAIVER

The undersigned is the holder (the “Noteholder”) of an 8% convertible promissory note in the original principal amount of $250,000 due August 15, 2014 or earlier, upon the occurrence of certain events (the “Note”), and a related warrant for the purchase of 96,154 shares of common stock of Good Earth (the “Warrant”) issued by Good Earth Energy Conservation, Inc., a Delaware corporation (“Good Earth”) dated August 15, 2012. The Note and the Warrant are collectively referred to herein as the “Transaction Documents”).

The Board of Directors and stockholders of Good Earth have approved the merger of Good Earth with and into Numbeer Acquisition, Inc., a Nevada corporation (“Acquisition”), a wholly-owned subsidiary of Numbeer, Inc., a publicly-held Nevada shell company (“Numbeer”), with Good Earth as the surviving entity (the “Merger”), under an Agreement of Merger and Plan of Reorganization attached hereto as Exhibit A and by reference made a part hereof (the “Plan”). Pursuant to the Plan each share of common stock, $0.01 par value of Good Earth (“Good Earth Common Stock”) issued and outstanding immediately prior to the effective date of the Merger will be converted into a 0.39733333 fractional share of common stock, $0.001 par value, of Numbeer (“Numbeer Common Stock”).

The Board of Directors of Numbeer has approved Amended and Restated Articles of Incorporation of Numbeer attached hereto as Exhibit B and by reference made a part hereof (the “Amendment”), to (1) increase its authorized capital stock to 110,000,000 shares, of which 100,000,000 will be designated Common Stock and 10,000,000 will be designated Preferred Stock, (2) effect a forward-split (the “Split”) such that each share of Numbeer Common Stock issued and outstanding immediately prior to filing of the Amendment will be converted into that number of shares of Numbeer Common Stock obtained by dividing each share of Numbeer Common Stock by 0.39733333, with the effect that following the Merger and the Split, for each one share of Good Earth Common Stock issued and outstanding as of the date hereof, there shall be substituted one share of Numbeer Common Stock, and (3) change the name of Numbeer to “Good Earth Energy Conservation, Inc.” The Amendment will be filed with the Nevada Secretary of State after the consummation of the Merger and as soon as practical after all regulatory requirements have been satisfied.

The undersigned hereby:

(a)           waives the right to receive prior written notice of the proposed Merger as required by the Transaction Documents;

(b)           waives any rights of appraisal in connection with the consummation of the Merger;

(c)           waives any anti-dilution adjustments to the number of shares of common stock of Good Earth into which the Note is convertible or for which the Warrant is exercisable that occur on or before the Merger;

(d)           consents to the Merger in accordance with the terms and provisions of the Plan;

(e)           acknowledges that the obligations of Good Earth under the Transaction Documents will continue to be the obligations of Good Earth following the Merger, except as modified by this Consent and Waiver;

(f)           consents to the assumption by Numbeer of the Note and the Warrant and to the substitution of shares of Numbeer Common Stock for shares of Good Earth Common Stock issuable upon conversion of the Note and exercise of the Warrant on the following terms: (1) immediately following the effective date of the Merger, each share of Good Earth Common Stock issued and outstanding immediately prior to the Merger will be converted into a 0.39733333 fractional share of Numbeer Common Stock, and (2) immediately following the effective date of the Split, each share of Numbeer Common Stock issued and outstanding immediately prior to filing of the Amendment will be converted into that number of shares of Numbeer Common Stock obtained by dividing each share of Numbeer Common Stock by 0.39733333, with the effect that following the Merger and the Split, for each one share of Good Earth Common Stock subject to the Note and the Warrant as of the date hereof, there shall be substituted one share of Numbeer Common Stock; and

(g)           except as modified by this Consent and Waiver, ratifies and reaffirms in all respects all of the covenants, terms and conditions of the Transaction Documents, and all documents, instruments and agreements executed in conjunction therewith.

Executed effective as of May 22, 2013.

Noteholder:	New September L.L.C.,
a California limited liability company

By:	McKinley Properties, Inc.,
Its Manager

By:	/s/ Dan A. Emmett
Name:	Dan A. Emmett
Title:	President

[signature page – Consent and Waiver]

EXHIBIT A

AGREEMENT OF MERGER
AND PLAN OF REORGANIZATION

EXHIBIT B

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF NUMBEER, INC.